Offer by

NexPoint Capital, Inc.

(the “Company”)

to Purchase for Cash

Up To 2.5% of Its Outstanding Shares

September 2, 2016

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed to act as Tender Agent (as defined in the Offer to Purchase) in connection with an offer by the Company, a Delaware corporation registered under the Investment Company Act of 1940, as amended, to purchase for cash up to 2.5% of its outstanding common stock, $0.001 par value (the “Shares”), upon the terms and subject to the conditions set forth in the offer to purchase dated September 2, 2016 (the “Offer to Purchase”) and the Company’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitutes the Company’s “Offer”). The price to be paid for the Company’s Shares is an amount to the seller, equating to 90%, of the offering price in effect on the Expiration Date (as defined in the Offer to Purchase) (date of repurchase), plus any unpaid dividends accrued through September 30, 2016, or such later date to which the Offer is extended, less any applicable withholding taxes and without interest, and subject to the conditions set forth in the Offer, if properly tendered and not withdrawn prior to the Expiration Date.

For your information, we are enclosing the following documents:

1. The Offer to Purchase dated September 2, 2016;

2. Letter(s) of Transmittal for your use and for the information of your clients, including Form W-9, which provides information relating to backup federal income tax withholding;

3. Notice of Withdrawal to be used to withdraw previously tendered Shares; and

4. A form of letter which may be sent to your clients for whose accounts you hold the Company’s Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer.

THE COMPANY’S OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2016, UNLESS THE APPLICABLE OFFER IS EXTENDED.

The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Tender Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. Shareholders of the Company will be responsible for paying all stock transfer taxes in connection with the Offer, except as otherwise provided in the Offer to Purchase. In addition, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 3, “Procedures for Tendering Shares,” of the Offer to Purchase.

In order to accept the Offer, a Transmittal Letter, and any other required documents, should be sent to the Tender Agent (as defined in the Offer to Purchase) by 5:00 p.m., New York City time, on September 30, 2016.

Please contact DST Systems, Inc., the Tender Agent for the Offer, at 1-844-485-9167.

Neither the Company, its Board of Directors nor the investment manager make any recommendation to any holder of Shares as to whether to tender all or any Shares.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Tender Agent at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

DST Systems, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE TENDER AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.